NEWS

For Immediate Release

Contact:
Beth Halloran
Mng. Dir., Corporate Communications
Online Resources Corporation
703.653.2248
bhalloran@orcc.com

MICHAEL E. LEITNER JOINS ONLINE RESOURCES’ BOARD OF DIRECTORS

CHANTILLY, Va., February 16, 2007 – Online Resources Corp. (Nasdaq: ORCC), a leading provider of Web-based financial services, today announced Michael E. Leitner has been elected to the Company’s Board of Directors.

Mr. Leitner is a partner with Tennenbaum Capital Partners, LLC, which financed the Company’s July 2006 acquisition of Princeton eCom. Mr. Leitner replaces Stephen C. Chang as the firm’s representative to the Board.

Prior to Tennenbaum, Mr. Leitner held senior corporate development positions for Microsoft Corporation, WilTel Communications and 360Nnetworks.  He has also served as chief executive officer of GlobeNet Communications and as vice president in Merrill Lynch’s Merger & Acquisitions group.  Mr. Leitner holds a BA in Economics from the University of California, Los Angeles, and an MBA from the University of Michigan.

In addition to Online Resources, Mr. Leitner currently serves on the boards of ITC DeltaCom, Inc., Anacomp, Inc., and Broadband National, Inc.  He also serves as a board observer to Wild Blue Communications, Inc.

“We’re delighted to have Michael Leitner join our Board,” stated Matthew P. Lawlor, chairman and chief executive officer of the Company. “Michael’s telecommunications and software experience will be valued highly as the Company moves to support mobile banking and payment applications.”

About Online Resources
Online Resources powers web-based financial services for 2600 financial institutions, billers and credit service providers.  Its proprietary suite of account presentation and payment services are branded to its clients, and augmented by marketing services to drive consumer and business end-user adoption.  The Company serves over 8 million end-users and processes $100 billion in bill payments annually.  Founded in 1989, Online Resources (Nasdaq: ORCC; www.orcc.com) is recognized as one of the nation’s fastest growing companies.

This news release contains statements about future events and expectations, which are “forward-looking statements.” Any statement in this release that is not a statement of historical fact may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specifically factors that might cause such a difference include, but are not limited to the Company’s: history of losses; dependence on the marketing efforts of third parties; potential fluctuations in operating results; ability to make and successfully integrate acquisitions of new businesses; potential need for additional capital; potential inability to prevent systems failures and security breaches; potential inability to expand services and related products in the event of substantial increases in demand; competition; ability to attract and retain skilled personnel; reliance on patents and other intellectual property; exposure to the early stage of market adoption of the services it offers; exposure to the consolidation of the banking and financial services industry; and additional risks and uncertainties discussed in filings made by the Company with the Securities and Exchange Commission, including those risks and uncertainties contained under the heading “Risk Factors” in the Company’s Form 10-K, latest 10-Q, and S-3 as filed with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

###